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                                                                   EXHIBIT 10.66

ADC
APPLIED DATA COMMUNICATIONS

May 15, 2001

Mr. William S. Leonhardt
P. O. Box 7522
Westlake Village, CA 91359

Dear Mr. Leonhardt:

Your note agreement with Applied Data Communications, Inc. ("ADC") provides for the exchange of such note into registered shares of ADC's common stock in quantity to include all principal, interest and fees, at the rate of one share for every $.80 of such principal, fees and interest.

ADC has been endeavoring to implement such conversion for the past several weeks. We have been advised by counsel that the specific shares we anticipated using for this purpose, would no longer be considered as "registered". Although the shares were considered as registered at one time, their reacquisition by an "affiliate" of ADC, as defined, changes their status to that of unregistered shares.

Consequently, ADC is currently unable to provide such shares, pursuant to our obligation to you. Reflecting on this, and in discussions with Mr. George M. Colin, an advisor to the company, ADC is offering an alternative conversion program which we believe will be beneficial to you.

ADC is offering to convert your note into ADC preferred stock, Series B, which is convertible into common shares at the rate of 100 shares of common for each share of the Series B preferred stock, with voting privileges based on the number of common shares into which the Series B preferred stock is convertible.

As George may have already have advised you, as a further acknowledgment of the alteration this represents to your agreement, ADC is offering to adjust the number of Series B preferred shares upward by 20%. This will provide to you an additional 20% common shares, over that to which you would otherwise have received. ADC will convert such Series B shares to common shares, and to register such shares within the fourth calendar quarter of 2001.

Should you elect not to accept this offer, ADC will provide registered common shares prior to the end of ADC's fiscal third quarter.

ADC apologizes for the inconvenience this may represent to you, and sincerely hopes that you will find this to be an acceptable compensation for the accommodation we are requesting.

Anticipating your continued support, we are enclosing a new certificate for the appropriate number of Series B shares. We request that you acknowledge receipt of such shares, by executing the duplicate copy of this document below, and returning it to ADC.

Thank you once again for your continued support.



     3324 South Susan  Santa Ana  California  92704  Phone 714.668.5200
                               Fax 714.668.5229
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Sincerely,

/s/ Walter J. Kane

Walter J. Kane
Chief Executive Officer


AGREED AND ACCEPTED:


(Name)


(Date)
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                                   AGREEMENT

WHEREAS, Applied Data Communications, Inc., ("ADC" or "Borrower") requires additional financing to capitalize on business opportunities, presently available to it, and William Scott Leonhardt ("Lender") is willing to provide such financing ("Borrowing") under terms and conditions as set forth below,

NOW THEREFORE, ADC and Lender (collectively "Parties"), in exchange for the foregoing and other good and valuable consideration, do hereby agree and covenant as follows:

1. Amount of Borrowing.
Amount of the Borrowing shall be $50,000.

2. Rate, Fees.
Borrower shall compensate Lender with interest paid monthly, in the amount of 1% per month, in addition to administrative fees paid monthly, in the amount of 1% per month. Lender agrees to accept interest and fees in registered common shares of the Borrower's stock, valued at $.80 per share. Borrower agrees to pay Lender in said stock for the six month loan period, without consideration of the date of equity conversion of the loan principal, if paid prior to the loan termination date.

3. Term, Prepayment.
Amount of the Borrowing shall be repayable in its entirety on July 25, 2001. Said Borrowing may be repaid in whole or in part, by the Borrower, without premium or penalty, at any time prior to the Maturity Date, at the option of the Borrower, provided, however, that the Lender shall be entitled to retain all options as defined under paragraph 4 hereunder, regardless of whether borrowing is prepaid.

4. Additional Consideration.
Borrower shall grant Lender options to purchase 62,500 shares of registered common stock of the Borrower, at a price of $.80 per common share, such options being available for a period of twenty-four months, commencing with the date of this note.

5. Legal and Collection Fees.
Borrower agrees to compensate Lender for reasonable legal and collection fees and expense incurred by Lender, in the event that Borrower is unable to repay Borrowing when due.

6. Default, Waivers.
Note shall be in default, should principal, interest or fees remain unpaid for more than ten days, after the end of the month. Failure of Lender to declare a default shall not constitute a waiver or of such default or of any subsequent default. No delay on the part of the Lender in exercising any power or right under this Agreement shall operate as a waiver of the power or right, nor shall any single or partial exercise of any power or right preclude further exercise of that power or right. The rights and remedies specified herein are cumulative and not exclusive of any rights and remedies that the Lender may otherwise possess.
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7. Modification.
The terms of this Agreement shall not be varied, altered or modified except in writing signed by the Borrower and the Lender.

8. Conversion.
Conversion of Borrowings as defined hereunder, shall occur at March 31, 2001, provided, however, that Lender will be entitled to receive all fees and interest, as provided for in para 2, above. Lender agrees to convert principal amount $50,000 to 62,500 shares of the Borrower's registered common stock (price of $.80 per common share).

9. Jurisdiction, Arbitration
The provisions of this Agreement are to be construed according to, and are to be governed by the laws of the State of California.

IN WITNESS WHEREOF, Parties acknowledge their agreement with the aforementioned terms and conditions, by their signatures, as indicated below.

Applied Data
Communications, Inc.

By:  /s/ Walter J. Kane                /s/ William S. Leonhardt
Walter J. "Pat" Kane                   William Scott Leonhardt
                                       Lender

3324 South Susan Street                P 0. Box 7522
Santa Ana, CA 92704                    Westlake Village, CA 91359

Its:  Chief Executive Officer

Date: Jan. 25, 2001                    Date: Jan. 23, 2001